Exhibit 10.4

Opportunity Bank of Montana

Salary Continuation Agreement

This Salary Continuation Agreement (this “Agreement”) is entered into as of this 11th day of October, 2018, by and between Opportunity Bank of Montana (the “Bank”), a Montana-chartered bank, and Mark O’Neill, an officer of the Bank (the “Executive”).

Whereas, the Executive has contributed substantially to the success of the Bank and the Bank desires that the Executive continue in its employ,

Whereas, to encourage the Executive to remain an employee, the Bank is willing to provide to the Executive salary continuation benefits payable from the Bank’s general assets,

Whereas, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] currently exists or, to the best knowledge of the Bank, is contemplated insofar as the Bank is concerned, and

Whereas, the parties hereto intend this Agreement to be an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive (who is a key employee and member of a select group of management), and to be considered a top hat plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Executive is fully advised of the Bank’s financial status.

Now Therefore, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

Article 1

Definitions

1.1     “Accrual Balance” means the liability that should be accrued by the Bank under generally accepted accounting principles (“GAAP”) for the Bank’s obligation to the Executive under this Agreement, applying Financial Accounting Standards Board ASC 710-10-30 (formerly known as Accounting Principles Board Opinion No. 12, as amended by Statement of Financial Accounting Standards No. 106), and the calculation method and discount rate specified hereinafter. The Accrual Balance shall be calculated such that when it is credited with interest each month the Accrual Balance at Normal Retirement Age equals the present value of the normal retirement benefits. The discount rate means the rate used by the Plan Administrator for determining the Accrual Balance. In its sole discretion the Plan Administrator may adjust the discount rate to maintain the rate within reasonable standards according to GAAP.

1.2     “Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive, determined according to Article 4.

1.3     “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4     “Change in Control” means a change in control as defined in Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including –

(a)       Change in ownership: a change in ownership of Eagle Bancorp Montana (the “Bancorp’’), a Delaware corporation of which the Bank is a wholly owned subsidiary, occurs on the date any one person or group accumulates ownership of Bancorp stock constituting more than 50% of the total fair market value or total voting power of Bancorp stock, or

(b)      Change in effective control: (x) any one person or more than one person acting as a group acquires within a 12-month period ownership of Bancorp stock possessing 30% or more of the total voting power of the Bancorp, or (y) a majority of the Bancorp’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of the Bancorp’s board of directors, or

(c)      Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of the Bancorp’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from the Bancorp assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the Bancorp’s assets immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of the Bancorp’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

1.5     “Code” means the Internal Revenue Code of 1986, as amended, and rules, regulations, and guidance of general application issued by the Department of the Treasury under the Internal Revenue Code of 1986, as amended.

1.6     “Disability” means, because of a medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of at least 12 months, (x) the Executive is unable to engage in any substantial gainful activity, or (y) the Executive is receiving income replacement benefits for a period of at least three months under an accident and health plan of the employer. Medical determination of disability may be made either by the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank. Upon request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or provider’s determination.

1.7     “Early Termination” means Separation from Service before Normal Retirement Age for reasons other than death, Disability, or Termination with Cause. Early Termination excludes a Separation from Service governed by section 2.4.

1.8     “Effective Date” means October 1, 2018.

1.9     “Intentional” for purposes of this Agreement, no act or failure to act on the Executive’s part will be considered intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on the Executive’s part is intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the Bank’s best interests. Any act or failure to act based upon authority granted by resolutions duly adopted by the board of directors or based upon the advice of counsel for the Bank is conclusively presumed to be in good faith and in the Bank’s best interests.

1.10     “Involuntary Termination without Cause” means the Bank has terminated the Executive’s employment without Cause, and such termination of employment is a Separation from Service.

1.11     “Normal Retirement Age” means age 65.

1.12     “Plan Administrator” or “Administrator” means the plan administrator described in Article 8.

1.13     “Plan Year” means a twelve-month period commencing on January 1 and ending on December 31 of each year, provided that the initial Plan Year will commence on the Effective Date of the Agreement and end on December 31 of the year in which the Effective Date occurs.

1.14     “Separation from Service” means separation from service as defined in Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including termination for any reason of the Executive’s service as an executive and independent contractor to the Bank and any member of a controlled group, as defined in Code section 414, other than because of a leave of absence approved by the Bank or the Executive’s death.

1.15     “Termination with Cause” and “Cause” shall have the same meaning specified in any effective severance or employment agreement existing on the date hereof or hereafter entered into between the Executive and the Bank. If the Executive is not a party to a severance or employment agreement containing a definition of termination with cause, Termination with Cause means the Bank terminates the Executive’s employment because of –

(a)        the Executive’s gross negligence or gross neglect of duties or intentional and material failure to perform stated duties after written notice thereof. For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed to have been intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on the Executive’s part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interests of the Bank, or

(b)       fraud, disloyalty, dishonesty, or willfull violation of any applicable law or significant policy of the Bank committed in connection with the Executive’s employment and resulting in an adverse effect on the Bank. For purposes of this Agreement, applicable laws include any statute, rule, regulatory order, statement of policy, or final cease-and-desist order of any governmental agency or body having regulatory authority over the Bank, or

(c)        the occurrence of any event that results in the Executive being excluded from coverage, or having coverage limited for the Executive as compared to other executives of the Bank, under the Bank’s blanket bond or other fidelity or insurance policy covering its directors, officers, or employees, or

(d)        the Executive is removed from office or permanently prohibited from participating in the Bank’s affairs by an order issued under section 8(e)(4) or section 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), or

(e)        conviction of the Executive for or plea of no contest to a felony or conviction of or plea of no contest to a misdemeanor involving moral turpitude.

1.16     “Voluntary Termination with Good Reason” means a voluntary Separation from Service by the Executive within 24 months after a Change in Control if the following conditions (x) and (y) are satisfied: (x) a voluntary Separation from Service by the Executive will be considered a Voluntary Termination with Good Reason if any of the following occur without the Executive’s advance written consent –

1)     a material diminution of the Executive’s base salary,

2)     a material diminution of the Executive’s authority, duties, or responsibilities of the supervisor to whom the Executive is required to report,

3)     a material diminution in the budget over which the Executive retains authority,

4)     a material change in the geographic location at which the Executive must perform services for the Bank, or

5)     any other action or inaction that constitutes a material breach by the Bank of the agreement under which the Executive provides services to the Bank.

(y)         the Executive must give notice to the Bank of the existence of one or more of the conditions described in clause (x) within 90 days after the initial existence of the condition, and the Bank has 30 days thereafter to remedy the condition. In addition, the Executive’s voluntary termination because of the existence of one or more of the conditions described in clause (x) must occur within 24 months after the earlier of the initial existence of the condition or the Change in Control.

Article 2

Lifetime Benefits

2.1          Normal Retirement. Unless Separation from Service or a Change in Control occurs before Normal Retirement Age, when the Executive attains Normal Retirement Age the Bank shall pay to the Executive the benefit described in this section 2.1 instead of any other benefit under this Agreement. If the Executive’s Separation from Service after Normal Retirement Age is a Termination with Cause or if this Agreement terminates under Article 5, no further benefits shall be paid.

2.1.1	Amount of benefit. The annual benefit under this section 2.1 is $38,500.

2.1.2

Payment of benefit. Beginning with the month immediately after the month in which the Executive attains Normal Retirement Age, the Bank shall pay the annual benefit to the Executive in equal monthly installments on the first day of each month. The annual benefit is payable for 180 months or for the Executive’s lifetime, whichever is longer.

2.2     Early Termination. If Early Termination occurs on or after the date the Executive attains age 60 but before Normal Retirement Age, the Bank shall pay to the Executive the benefit described in this section 2.2 instead of any other benefit under this Agreement. If Early Termination occurs before the Executive attains age 60, no benefit shall be payable under this section 2.2, unless a Change in Control shall have first occurred. However, if a Change in Control occurs before Separation from Service, the benefit described in this section 2.2 shall no longer be dependent on the Executive’s age when Early Termination occurs and the Executive shall be considered 100% vested in the Accrual Balance after the Change in Control. Neither the Bank nor the Executive shall be entitled to elect in the 24-month period after a Change in Control between the benefit under section 2.4 versus the benefit under this section 2.2. If the Executive’s Separation from Service within 24 months after a Change in Control is an involuntary termination without Cause or a Voluntary Termination with Good Reason, no benefit shall be payable under this section 2.2 and the Executive shall instead be entitled to the benefit under section 2.4 or, if the Executive first attained Normal Retirement Age, section 2.1. No benefits shall be payable under this Agreement if the Executive’s Separation from Service is a Termination with Cause or if this Agreement terminates under Article 5.

2.2.1   Amount of benefit. The benefit under this section 2.2 is the fixed annual amount that fully amortizes the Accrual Balance existing at the end of the month immediately before the month in which Separation from Service occurs, amortizing that Accrual Balance (i) over the number of years determined by subtracting sixty-five (65) from the Executive’s life expectancy as of Separation from Service and (ii) taking into account interest at the discount rate or rates established by the Plan Administrator.

2.2.2   Payment of benefit. Beginning with the later of (x) the seventh month after the month in which the Executive’s Separation from Service occurs, or (y) the month immediately after the month in which the Executive attains Normal Retirement Age, the Bank will pay the benefit to the Executive in equal monthly installments on the first day of each month. The benefit is payable for 180 months or for the Executive’s lifetime, whichever is longer.

2.3     Disability. For Separation from Service because of Disability before Normal Retirement Age, the Bank will pay to the Executive the benefit described in this section 2.3 instead of any other benefit under this Agreement.

2.3.1   Amount of benefit.   The benefit under this section 2.3 is the fixed annual amount that fully amortizes the Accrual Balance existing at the end of the month immediately before the month in which Separation from Service occurs, amortizing that Accrual Balance (i) over the number of years determined by subtracting sixty-five (65) from the Executive’s life expectancy as of Separation from Service and (ii) taking into account interest at the discount rate or rates established by the Plan Administrator.

2.3.2   Payment of benefit. Beginning with the later of (x) the seventh month after the month in which the Executive’s Separation from Service occurs, or (y) the month immediately after the month in which the Executive attains Normal Retirement Age, the Bank will pay the benefit to the Executive in equal monthly installments on the first day of each month. The benefit is payable for 180 months or for the Executive’s lifetime, whichever is longer.

2.4     Change in Control. If the Executive’s Separation from Service is an Involuntary Termination without Cause or a Voluntary Termination with Good Reason, in either case within 24 months after a Change in Control, the Bank will pay to the Executive the benefit described in this section 2.4 instead of any other benefit under this Agreement. No benefit is payable under this Agreement if the Executive’s employment terminates with Cause or if this Agreement terminates under Article 5. Neither the Bank nor the Executive may elect in the 24-month period after a Change in Control between the benefit under this section 2.4 versus the Early Termination benefit under section 2.2. If the Executive’s Separation from Service within 24 months after a Change in Control is an Involuntary Termination without Cause or a Voluntary Termination with Good Reason, no benefit is payable under section 2.2 or section 2.3 and the Executive is instead entitled to the benefit under this section 2.4. But if the Executive has attained Normal Retirement Age prior to Separation from Service within 24 months after a Change in Control occurs, whether Separation from Service is voluntary or involuntary for any reason other than Termination with Cause, the Executive is entitled solely to the benefit provided by section 2.1, not this section 2.4.

2.4.1     Amount of benefit. The benefit under this section 2.4 is the Accrual Balance required to be maintained by the Bank on the date on which the Executive’s Separation from Service occurs.

2.4.2     Payment of benefit. The Bank will pay the benefit under section 2.4 of this Agreement to the Executive in a single lump sum on the date of the Executive’s Separation from Service (or, if the Executive is a specified employee (as defined in the regulations under Code section 409A) at the time of the Separation from Service, on the date that is six months after the date of the Executive’s Separation from Service).

2.5        Lump-sum Payment of Normal Retirement Benefit, Early Termination Benefit, or Disability Benefit Being Paid to the Executive when a Change in Control Occurs. If when a Change in Control occurs the Executive is receiving the benefit under section 2.1, the Bank will pay remaining benefits to the Executive in a single lump sum on the day of the Change in Control. If when a Change in Control occurs the Executive is receiving or is entitled at Normal Retirement Age to receive the benefit under sections 2.2 or 2.3, the Bank will pay remaining benefits to the Executive in a single lump sum on the later of (x) the day of the Change in Control or (y) the first day of the seventh month after the month in which the Executive’s Separation from Service occurs. The lump-sum payment due to the Executive as a result of a Change in Control is the Accrual Balance amount corresponding to the particular benefit when the Change in Control occurs.

2.6       Annual Benefit Statement. Within 120 days after the end of each Plan Year, the Plan Administrator shall provide or cause to be provided to the Executive an annual benefit statement showing benefits payable or potentially payable to the Executive under this Agreement. Each annual benefit statement shall supersede the previous year’s annual benefit statement. If there is a contradiction between this Agreement and the annual benefit statement concerning the amount of a particular benefit payable or potentially payable to the Executive under sections 2.2, 2.3 or 2.4 hereof, the amount of the benefit determined under this Agreement shall control.

2.7       Savings Clause Relating to Compliance with Code Section 409A. The Agreement is intended to comply with Code section 409A and official guidance issued thereunder. Notwithstanding anything to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with this intention. If any provision of this Agreement would subject the Executive to additional tax or interest under section 409A, the Bank will reform the provision. However, the Bank will maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Bank is not required to incur any additional compensation expense as a result of the reformed provision. In the event the terms of this Agreement, any payments made hereunder, or any action or inaction by the Bank with respect thereto, shall be deemed not to comply with section 409A, the Bank shall not be liable to the Executive for any income or excise taxes or any other amounts imposed on or payable by the Executive with respect to any payments made hereunder or for any actions, decisions or determinations made by the Bank in good faith.

2.8       One Benefit Only. Despite anything to the contrary in this Agreement, the Executive and Beneficiary are entitled to one benefit only under this Agreement, which shall be determined by the first event to occur that is dealt with by this Agreement. Except as provided in section 2.5 or Article 3, subsequent occurrence of events dealt with by this Agreement shall not entitle the Executive or Beneficiary to other or additional benefits under this Agreement.

Article 3

Death Benefits

3.1       Death During Active Service. Except as provided in section 5.2, if the Executive dies in active service to the Bank, at the Executive’s death the Executive’s Beneficiary is entitled to the Normal Retirement benefit specified in section 2.1. Beginning with the month immediately after the month in which the Executive’s death occurs, the Bank will pay the annual benefit to the Beneficiary in equal monthly installments on the first day of each month. The annual benefit is payable for 180 months.

3.2       Death During Benefit Period. (a) If the Executive dies after benefit payments commence under Article 2 but before receiving payments for 180 months (treating as payment for six months the single lump-sum payment made seven months after Separation from Service, in the case of payments that are delayed for six months because of Code section 409A), the Executive’s Beneficiary is entitled to remaining benefits at the same time and in the same amount they would have been paid to the Executive had the Executive survived. The benefit is payable to the Executive’s Beneficiary under this section 3.2 until the Executive and the Executive’s Beneficiary have together received a total of 180 monthly payments (treating as six monthly payments the single lump-sum payment made seven months after Separation from Service, in the case of payments that are delayed for six months because of Code section 409A).

(b)       If the Executive dies after receiving payments for 180 months (treating as payment for six months the single lump-sum payment made seven months after Separation from Service, in the case of payments that are delayed for six months because of Code section 409A), the Executive’s Beneficiary is entitled to no benefits under this Agreement.

Article 4

Beneficiaries

4.1       Beneficiary Designations. The Executive shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Agreement after the Executive’s death. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Bank in which the Executive participates.

4.2       Beneficiary Designation: Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator before the Executive’s death.

4.3       Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted, and acknowledged in writing by the Plan Administrator or its designated agent.

4.4       No Beneficiary Designation. If the Executive dies without a valid beneficiary designation or if all designated Beneficiaries predecease the Executive, the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made to the personal representative of the Executive’s estate.

4.5       Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Bank may pay the benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Bank may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Bank from all liability for the benefit.

Article 5

General Limitations

5.1       Termination with Cause. Despite any contrary provision of this Agreement, the Bank will not pay any benefit under this Agreement and this Agreement will terminate if Separation from Service is a Termination with Cause.

5.2       Misstatement. The Bank will not pay any benefit under this Agreement if the Executive makes any material misstatement of fact on any application or resume provided to the Bank or on any application for benefits provided by the Bank.

5.3       Removal. If the Executive is removed from office or permanently prohibited from participating in the Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement terminate as of the effective date of the order.

5.4       Default. Despite any provision of this Agreement to the contrary, if the Bank is in “default” or “in danger of default,” as those terms are defined in section 3(x) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x), all obligations under this Agreement terminate.

5.5       FDIC Open-Bank Assistance. All obligations under this Agreement terminate, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, when the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Federal Deposit Insurance Act section 13(c). 12 U.S.C. 1823(c). Rights of the parties that have already vested are not affected, however.

Article 6

Claims and Review Procedures

6.1     Claims Procedure. The Bank will notify any person or entity that makes a claim for benefits under this Agreement (the “Claimant”) in writing, within 90 days after receiving Claimant’s written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement. If the Plan Administrator determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (w) the specific reasons for such denial, (x) a specific reference to the provisions of the Agreement on which the denial is based, (y) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (z) an explanation of the Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Plan Administrator determines that there are special circumstances requiring additional time to make a decision, the Bank will notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 days.

6.2     Review Procedure. If the Claimant is determined by the Plan Administrator not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant will have the opportunity to have such claim reviewed by the Bank by filing a petition for review with the Bank within 60 days after receipt of the notice issued by the Bank. Said petition will state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Bank of the petition, the Plan Administrator will afford the Claimant (and counsel, if any) an opportunity to present his or her position verbally or in writing, and the Claimant (or counsel) will have the right to review the pertinent documents. The Plan Administrator will notify the Claimant of the Plan Administrator’s decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60 days at the election of the Plan Administrator, but notice of this deferral will be given to the Claimant.

Article 7

Miscellaneous

7.1     Amendments and Termination. This Agreement may be amended solely by a written agreement signed by the Bank and by the Executive. This Agreement may be terminated by the Bank without the Executive’s consent. Unless Article 5 provides that the Executive is not entitled to payment, the Bank will pay the vested Accrual Balance in a single lump sum to the Executive if the Bank terminates this Agreement without the Executive’s consent, but only if the termination and payment are carried out consistent with the terms of the section 409A plan-termination exception to the prohibition against accelerated payment [Rule 1.409A-3(j)(4)(ix)]. The Accrual Balance is determined as of the section 409A plan-termination date for purposes of Rule 1.409A-3(j)(4)(ix).

7.2     Binding Effect. This Agreement shall bind the Executive and the Bank and their beneficiaries, survivors, executors, successors, administrators, and transferees.

7.3     No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee or interfere with the Executive’s right to terminate employment at any time.

7.4       Non-Transferability. Benefits under this Agreement may not be sold, transferred, assigned, pledged, attached, or encumbered.

7.5       Successors; Binding Agreement. By an assumption agreement in form and substance satisfactory to the Executive, the Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the Bank’s business or assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent the Bank would be required to perform this Agreement had no succession occurred.

7.6       Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

7.7       Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Montana, except to the extent preempted by the laws of the United States of America.

7.8       Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay benefits. The rights to benefits are not subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Bank to which the Executive and beneficiary have no preferred or secured claim.

7.9       Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive concerning the subject matter. No rights are granted to the Executive under this Agreement other than those specifically set forth.

7.10     Severability. If any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and to the full extent consistent with law each such other provision shall continue in full force and effect. If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of such provision not held invalid, and to the full extent consistent with law the remainder of such provision, together with all other provisions of this Agreement, shall continue in full force and effect.

7.11     Headings. Headings are included herein solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

7.12     Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice. If to the Bank, notice shall be given to the board of directors, Opportunity Bank of Montana, 1400 Prospect Avenue, Helena, Montana 59601, or to such other or additional person or persons as the Bank shall have designated to the Executive in writing. If to the Executive, notice shall be given to the Executive at the Executive’s address appearing on the Bank’s records, or to such other or additional person or persons as the Executive shall have designated to the Bank in writing.

Article 8

Administration of Agreement

8.1     Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator consisting of the Board or such committee or person as the Board shall appoint. The Executive may not be a member of the Plan Administrator. The Plan Administrator shall have the discretion and authority to (x) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Agreement and (y) decide or resolve any and all questions that may arise, including interpretations of this Agreement.

8.2      Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Bank.

8.3     Binding Effect of Decisions. The decision or action of the Plan Administrator about any question arising out of the administration, interpretation, and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement. No Executive or Beneficiary shall be deemed to have any right, vested or nonvested, regarding the continued use of any previously adopted assumptions, including but not limited to the discount rate and calculation method employed in the determination of the Accrual Balance.

8.4     Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5     Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Separation from Service of the Executive, and such other pertinent information as the Plan Administrator may reasonably require.

In Witness Whereof, the Executive and a duly authorized Bank officer have executed this Salary Continuation Agreement as of the date first written above.

Executive:	Bank:
Opportunity Bank of Montana

/s/ Mark O’Neill	/s/ Peter J. Johnson
Mark O’Neill	By: Peter J. Johnson

Title: President and Chief Executive Officer

Beneficiary Designation

Opportunity Bank of Montana

Salary Continuation Agreement

I, Mark O’Neill, designate the following as beneficiary of any death benefits under this Salary Continuation Agreement:

Primary:

Contingent:

Note:      To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Bank. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature:	________________________________________
Mark O’Neill

Date:	_________ , 2018

Accepted by the Bank this              day of                                          , 2018

By:	________________________________________

Title: